        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 1999
                                              REGISTRATION NO. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                ----------------

                               MESSAGEMEDIA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 ---------------

      DELAWARE                        7389                      33-0612860
  (STATE OR OTHER          (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
    JURISDICTION                CLASSIFICATION CODE)      IDENTIFICATION NUMBER)
OF INCORPORATION OR
   ORGANIZATION)

                    4104 SORRENTO VALLEY BOULEVARD, SUITE 200
                           SAN DIEGO, CALIFORNIA 92121
                                 (619) 410-3700
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)

                                ----------------

                                  BERT C. KLEIN
                  VICE PRESIDENT OF FINANCE AND ADMINISTRATION
                           AND CHIEF FINANCIAL OFFICER
                               MESSAGEMEDIA, INC.
                    4104 SORRENTO VALLEY BOULEVARD, SUITE 200
                           SAN DIEGO, CALIFORNIA 92121
                                 (619) 410-3700

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                ----------------

                                   COPIES TO:
                              D. BRADLEY PECK, ESQ.
                             MICAELA H. MARTIN, ESQ.
                             PATRICK R. O'NEIL, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                               SAN DIEGO, CA 92121
                                 (619) 550-6000

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM
                                                PROPOSED MAXIMUM    AGGREGATE
      TITLE OF EACH CLASS OF       AMOUNT TO BE  OFFERING PRICE      OFFERING             AMOUNT OF
   SECURITIES TO BE REGISTERED     REGISTERED(1)  PER SHARE(2)       PRICE(2)          REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value....   7,063,015       $7.5625        $53,414,051             $14,850
-------------------------------------------------------------------------------------------------------------

(1) The registration fee for the remaining 754,775 shares registered hereunder has been previously paid by the Registrant pursuant to the Registrant's earlier registration statement on Form S-3 (File No. 333-42855) as amended.

(2) Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act") solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on January 19, 1999.

Pursuant to Rule 429 under the Securities Act, the Prospectus which forms a part of this Registration Statement shall also relate to 754,775 of the 4,923,520 shares of the Registrant's Common Stock registered for resale pursuant to the Company's earlier registration statement on Form S-3 (File No. 333-42855) and all amendments thereto.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION, DATED JANUARY 21, 1999

PROSPECTUS

                                7,063,015 SHARES

                               MESSAGEMEDIA, INC.

                                  COMMON STOCK

                               ------------------

        The Selling Securityholders identified in this Prospectus are selling 7,063,015 shares of our common stock. These shares may be offered from time to time by the Selling Securityholders through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. The Selling Securityholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

        Our common stock is currently traded on the Nasdaq National Market under the symbol "MAIL." On January 19, 1999, the last reported sales price of a share of MessageMedia common stock on the Nasdaq National Market was $7.25 per share.


                               ------------------


    INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF
        RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.


                               ------------------


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is __________, 1999.

        THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SEC. YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the documents we file at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's website at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act"):

        1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended;

        2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

        3. Current Reports on Form 8-K filed with the SEC on January 29, 1998, April 29, 1998, May 1, 1998, June 26, 1998 (as amended on
                November 3, 1998), August 25, 1998, November 30, 1998, and December 23, 1998.

        On December 16, 1998 we changed our name from First Virtual Holdings Incorporated to MessageMedia, Inc. All filings made with the SEC prior to December 23, 1998 may be located using either "First Virtual Holding Incorporated" or "First Virtual Holdings Incorporated" as our company name.

        You may request a copy of these filings at no cost by writing or calling us, or you may view a copy by visiting our website, each at the following address:

        MessageMedia, Inc.
        4104 Sorrento Valley Boulevard, Suite 200
        San Diego, California 92121
        Attn:  Investor Relations
        (619) 410-3700
        http://www.messagemedia.com



                                       2.

                                   THE COMPANY


        MessageMedia, Inc. develops and provides e-mail outsourcing services and products that enable continuous, intelligent communications between businesses and their customers and prospects. We cost-effectively integrate customer service, sales and marketing functions in transactional e-mail messages that seamlessly link a business to its constituents using textual, graphical, animated and interactive elements.

        Our services and products include embedded secure payment systems, e-mail subscription management services, complete e-mail list management and delivery service, easy and dependable addition of e-mail editions to any print publication and delivery of information to large groups of people on a periodic basis using Internet e-mail. These services and products are enhanced by our ability to handle, log and route all return e-mail including new transactions, incorrect addresses, customer responses and customer service requests. Our current customers include more than 60 leading companies, such as E*TRADE, Standard & Poor's, USA Today, Intuit and CMP Media. Many of these customers consider MessageMedia a strategic partner for developing services that provide important competitive advantages.

        On December 9, 1998, we acquired Email Publishing Inc. ("EPub"), a provider of message delivery and e-mail subscription management services. On December 11, 1998, we acquired Distributed Bits, L.L.C. ("Distributed Bits"), a provider of innovative inbound e-mail management products and solutions. We believe the acquisitions will help to position MessageMedia as the leading provider of electronic messaging solutions.

        On January 11, 1999, we announced our intent to relocate our executive offices to Boulder, Colorado. We believe the relocation will be completed in May 1999. We also announced changes in our management, specifically, Dennis Cagan accepted the position of interim Chief Executive Officer and current president Keith Kendrick will depart from MessageMedia on January 31, 1999.

        Our executive offices are currently located at 4104 Sorrento Valley Blvd., Suite 200, San Diego, California 92121 and our telephone number is (619) 410-3700. We maintain a website at http://www.messagemedia.com.

        MessageMedia, Interactive Messaging Platform, First Virtual, VirtualTAG, VirtualPIN and our logo are trademarks or service marks of MessageMedia. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

                                  RISK FACTORS

        Except for the historical information contained or incorporated by reference herein, this Prospectus (and the information incorporated herein by reference) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following section, as well as those discussed elsewhere in this Prospectus and in any other documents incorporated herein by reference.

        Investment in MessageMedia shares involves a high degree of risk. You should consider the following discussion of risks as well as other information in this Prospectus before purchasing any MessageMedia shares.

OUR HISTORY OF OPERATING LOSSES AND ANTICIPATED FUTURE LOSSES

        We have incurred net operating losses in each quarter since our inception in March 1994. To date, we have not generated significant revenues and we cannot guarantee that our revenues will increase in the future. In addition, we are currently making and plan to continue to make significant investments in our systems, sales, marketing, research, development and engineering and administrative infrastructure in the near future. As a result of these expenditures, we expect to continue to incur significant operating losses for the foreseeable future. For these and other reasons, we cannot assure you that we will ever operate profitably.



                                       3.

OUR LIMITED OPERATING HISTORY

        We began operations in March 1994. To date, we have generated substantially all of our revenues from the following:

        o       The receipt of registration fees from consumers and merchants;

        o       Transaction processing fees;

        o       Merchandising fees;

        o       Sales of our VirtualTAGs, an interactive banner; and

        o       Consulting fees.

        Since discontinuing the Internet Payment System operations in August 1998, we have dedicated all of our resources to developing and implementing our Interactive Messaging Platform and related services and technologies.

        Our future financial performance will depend significantly on the successful introduction and customer acceptance of the Interactive Messaging Platform and other new and enhanced products and services. It is very difficult to predict what the demand will be for our Interactive Messaging Platform because it is a relatively new type of product. Furthermore, we believe that our prior experience in developing and operating the Internet Payment System does not offer a meaningful basis to assess the future prospects of our Interactive Messaging Platform and related products and services. Accordingly, we cannot assure you that a significant market for the Interactive Messaging Platform or for any of our other technologies or services will develop.

UNCERTAINTY RELATING TO INTEGRATING EMAIL PUBLISHING INC. AND DISTRIBUTED BITS, L.L.C.

        On December 9, 1998, we acquired EPub through a merger in which EPub merged with and into our wholly-owned subsidiary. On December 11, 1998, we acquired Distributed Bits in a similar transaction. As a result, companies that had previously operated independently must now work together. The integration will require significant effort from our personnel and the personnel of EPub and Distributed Bits who are now MessageMedia employees. In addition to the integration risks that we describe below, we cannot assure you that we will be able to profitably consolidate such businesses.

INTEGRATION OF POTENTIAL ACQUISITIONS

        As part of our business strategy, we may focus on acquiring, or making significant investments in, complementary companies, products and technologies. The following risks are common to the integration of two companies, and may be associated with recent or future acquisitions:

        o The difficulty of incorporating new operations, technology and personnel into one company;

        o       The potential disruption of our ongoing business;

        o The additional expense associated with amortization of acquired intangible assets;

        o The maintenance of uniform standards, controls, procedures and policies; and

        o       The impairment of relationships with employees and customers.

        We cannot assure you that we will successfully overcome these risks or any other problems that we encounter in connection with any future acquisitions.

OUR NEED FOR ADDITIONAL CAPITAL

        In the near future, we will need to raise additional funds through the public or private sale of our equity or debt securities or from other sources for the following purposes:

        o       To fund our operations;

        o       To develop new or enhanced services;

        o       To respond to competitive pressures;

        o       To acquire complementary businesses or technologies; and



                                       4.

        o To remain in compliance with requirements of the Nasdaq National Market for continued listing.

        We cannot assure you that additional funds will be available when we need them, or that if funds are available, they will include terms favorable to MessageMedia or our stockholders. If we are not able to obtain sufficient funds or if adequate funds are not available on terms acceptable to us, we may not be able to develop or enhance our products and services. A lack of sufficient funds could also prevent us from taking advantage of important opportunities or being able to respond to competitive pressures. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

        Our need to raise additional funds could also directly and adversely affect your investment in MessageMedia in another way. When a company raises funds by issuing shares of stock, the percentage ownership of the existing stockholders of that company is reduced or diluted. If we raise funds in the future by issuing additional shares of stock, you may experience significant dilution. Additionally, certain types of equity securities that we may issue in the future could have rights, preferences or privileges senior to your rights as a holder of our common stock.

OUR ABILITY TO ATTRACT AND RETAIN PERSONNEL

        Our success greatly depends on the continued service of our key senior management personnel. None of the persons currently in such positions are bound by an employment agreement. The loss of any member of our senior management team could have a material adverse effect on our future operating results. On January 11, 1999, our current president Keith S. Kendrick announced that he would leave MessageMedia at the end of January 1999. Our future success will depend in large part upon our ability to attract, retain and motivate highly skilled employees, in particular in the role of President or Chief Executive Officer as well as other senior management positions. We face significant competition for individuals with the skills and experience required to perform in such roles. We cannot assure you that we will be able to attract or retain such individuals, or that the departure of such individuals from MessageMedia will not cause a disruption in our operations.

RISKS ASSOCIATED WITH NEW MANAGEMENT TEAM

        Virtually all of our executive officers, including our Chief Financial Officer, Vice President of Product Management, and Vice President of Engineering, have joined our company within the past several months. Our future success will depend in large part upon the ability of our executive officers and other members of our management to operate effectively, both individually and as a group. Due to the fact that many of our executive officers are new to our company and have never worked together, and that we do not yet have a full management team in place, we cannot assure you that our management will be able to function effectively individually or as a team. Failure to do so could have a material adverse effect on our business, financial condition and results of operations.

RISKS ASSOCIATED WITH OUR RELOCATION

        On January 11, 1999, we announced our plan to relocate and consolidate our offices in our Boulder, Colorado location. The consolidation will require the relocation of 22 of our employees currently residing in San Diego, California and is subject to risks commonly encountered in making such a relocation, including, among others, loss of personnel who choose not to relocate, the difficulty associated with assimilating the personnel and operations from two locations, the potential disruption of our business and the impairment of our reputation and relationships with employees and clients. We cannot assure you that we will overcome these risks and continue to operate our business effectively.

        Our relocation in Colorado also presents risks with respect to the services we provide to our customers. Currently we maintain technical platforms in each of San Diego and Boulder. The platforms contain software which we use to provide e-mail delivery services for our customers. When we consolidate our offices in Colorado, the technical platform in San Diego will be discontinued and the software and services provided under the San Diego platform will be integrated into the Colorado platform, which utilizes software acquired in the EPub acquisition. We will also integrate software obtained in our acquisition of DBits. We cannot assure you that we will be successful in our integration of the software acquired from EPub with the San Diego platform, in our attempt



                                       5.

to retrain our employees to manage the integrated platform, in the transition of our customers to the new platform, or in our integration of the DBits software.

UNCERTAINTY OF OUR NASDAQ NATIONAL MARKET LISTING

        Our common stock is currently listed on the Nasdaq National Market. Nasdaq has certain requirements that a company must meet to remain listed on the Nasdaq National Market. If we continue to experience losses from our operations or if we are unable to raise additional funds, we may not be able to maintain the standards for continued quotation on the Nasdaq National Market. If our common stock is removed from the Nasdaq National Market, any trading in our common stock might then be conducted on the Nasdaq SmallCap Market, which is a significantly less active market than the Nasdaq National Market. As a result, you could find it more difficult to dispose of your MessageMedia common stock.

        Furthermore, Nasdaq recently adopted new rules which make continued listing of companies on either of the Nasdaq National Market or the Nasdaq SmallCap Market more difficult. If MessageMedia common stock were removed from the Nasdaq National Market and did not qualify for listing on the Nasdaq SmallCap Market or was subsequently delisted from the Nasdaq SmallCap Market, MessageMedia common stock could be subject to what are known as the "penny stock" rules. The "penny stock" rules place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we fail to qualify for listing on, or if we were removed from, the Nasdaq SmallCap Market, the ability or willingness of broker-dealers to sell or make a market in MessageMedia common stock could decline. As a result, your ability to resell your MessageMedia shares could be adversely affected. In addition, if the market price of MessageMedia common stock falls below $5.00 per share, as it has in the past, we could become subject to some of the "penny stock" rules even if our common stock were still quoted on the Nasdaq SmallCap Market. Furthermore, if we were deemed to be an issuer of "penny stock," we could lose the protection given to "forward-looking statements" by Section 27A of the Securities Act and Section 21E of the Exchange Act.

ANTICIPATED FLUCTUATIONS IN OUR OPERATING RESULTS

        We expect that our future operating results may fluctuate significantly. These fluctuations will be due to a number of factors, many of which are beyond our control. Some of the factors that may cause fluctuations include the following:

        o       Market response to our Interactive Messaging Platform;

        o Difficulties in the development or deployment of products or services, including interactive messaging;

        o Market acceptance of Internet commerce, products and services in general; o Fluctuating market demand for our products and services;

        o The degree of acceptance of the Internet as an advertising and merchandising medium;

        o The timing and effectiveness of collaborative marketing efforts initiated by our strategic partners;

        o The timing of the introduction of new products and services offered by us;

        o The timing of the release of enhancements to our products and services;

        o       Product introductions and service offerings by our competitors;

        o       The mix of the products and services provided by us;

        o The timing and rate at which we increase our expenses to support projected growth;

        o       The cost of compliance with applicable government regulations;

        o       Competitive conditions in our marketplace; and

        o       General economic conditions.

        The fees that we charge for messaging and consulting services may change as we introduce the Interactive Messaging Platform and assess our marketing strategy and competitive position. We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as an indication of our future performance. Due to the factors we have listed above and other factors, it is likely that our future operating results will at times not meet the expectations of market analysts or investors. If our operating results fail to meet expectations, the price of our common stock could be materially and adversely affected.



                                       6.

RISKS RELATED TO OUR PRODUCT TRANSITION

        As we discuss above, we have recently decided to change our business strategy to focus on our Interactive Messaging Platform and related products and services. Our Interactive Messaging Platform is a family of products and services that relate to e-mail. Our Interactive Messaging Platform addresses all aspects of using e-mail in a business-to-customer environment. For example, it enables businesses to customize e-mail messages that they send to customers and allows businesses to process customer responses. Once a customer's response is received, our Interactive Messaging Platform enables businesses to charge the customer's credit card in a secure manner.

        Because we just recently finished completing the development of our Interactive Messaging Platform and because we have only implemented it on a limited basis, we cannot assure you that the Interactive Messaging Platform will be successful. We recently released the first phase of the Interactive Messaging Platform into the marketplace. To date, we have not received any significant customer commitments to license, use or implement the Interactive Messaging Platform.

        If we fail to successfully introduce and market the Interactive Messaging Platform, or if our revenues from the Interactive Messaging Platform do not cover the costs of our operations, then our business, financial condition and results of operation will be materially and adversely affected.

UNCERTAIN ACCEPTANCE OF OUR INTERACTIVE MESSAGING SERVICES

        Market demand for new product and service types such as interactive messaging is inherently uncertain. The Interactive Messaging Platform is very different from the traditional methods of marketing and information exchange used by our target customers, who have typically relied on advertising and direct mail to attract new customers and maintain customer relationships. We believe that the Interactive Messaging Platform will prove to be an efficient and cost-effective marketing and relationship-management tool for a broad variety of customers. However, we cannot assure you that prospective customers will be able to implement the Interactive Messaging Platform without substantial additional cost or that it will be cost efficient when compared to traditional methods of marketing and information exchange. If the Interactive Messaging Platform fails to meet customers' demands, the use of our interactive messaging services may decline over time. If this were to happen, our business, financial condition and results of operations would be materially and adversely affected.

OUR DEPENDENCE ON DISTRIBUTION RELATIONSHIPS AND COLLATERAL SYSTEMS

        We place a strong emphasis on developing and maintaining relationships with entities in a position to distribute our product. For example, we focus on developing relationships with financial institutions, catalog companies, direct marketers and travel services (including airlines, rental car agencies and hotel operators). These relationships enable us to promote our products and services to the entities' merchant customers. Although we have developed relationships with a number of such entities in an effort to further this goal, we do not have any exclusive relationships with these entities. To date, our revenues have not noticeably increased as a result of these relationships. We cannot assure you that we will be able to maintain existing relationships, develop new relationships or that any such relationship will prove to be effective in creating demand for the Interactive Messaging Platform. We also cannot assure you that our existing or potential marketing partners, some of whom have significantly greater financial and marketing resources than do we, will not change their business strategies or discontinue their relationships with us.

        We depend heavily on several third-party providers of Internet and related telecommunication services in operating our Interactive Messaging Platform. We cannot assure you that these companies will continue to provide services to us without disruptions in service, at the current cost, or at all. Although we believe that we could obtain these services from other sources if need be, the costs associated with any transition to a new service provider would be substantial. We would have to reengineer our computer systems and telecommunications infrastructure to accommodate a new service provider. This process would be both expensive and time-consuming. Any interruption by our service providers would also be likely to disrupt the operation of the Interactive Messaging Platform, causing a loss of revenues and potential loss of customers. Such losses could have a material adverse effect on our business, financial condition and results of operations.



                                       7.

OUR RELIANCE ON SIGNIFICANT CUSTOMERS

        A significant portion of our revenues attributable to EPub's business are generated by a limited number of customers. We expect that we will continue to depend on large contracts with a small number of significant customers for this portion of our business. This situation can cause our revenue and earnings to fluctuate between quarters based on the timing of contracts. None of our customers has any obligation to purchase additional products or services from EPub. Consequently, if we fail to develop relationships with significant new customers, our business, financial condition and results of operations will be materially and adversely affected.

UNDEVELOPED AND RAPIDLY CHANGING MARKETS FOR OUR PRODUCTS

        The markets for our products and services are at a very early stage of development and are rapidly changing. An increasing number of entities and individuals continue to enter the market in which we compete. These market entrants have introduced or are developing products and services for use on the Internet and the World Wide Web that compete with our products. Demand for and market acceptance of recently introduced products and services is both uncertain and risky. The degree to which the Interactive Messaging Platform is accepted and used in the marketplace will depend on continued growth in the use of e-mail as a primary means of communications by businesses and consumers. An increase in the use of interactive messaging will also depend on market acceptance of e-mail as a method for targeted marketing of products and services. Our ability to successfully differentiate our services from random mass e-mailing products and services which have encountered substantial resistance from consumers will also be important. Businesses that already have invested substantial resources in traditional or other methods of conducting business may be reluctant to adopt new commercial methods or strategies that may limit or compete with their existing businesses. Individuals with established patterns of purchasing goods and services may be reluctant to alter those patterns. Accordingly, we cannot assure you that sufficient demand for our products and services will develop to sustain our business.

COMPETITION

        The market for our products and services is intensely competitive. There are no substantial barriers to entry into our business, and we expect that established and new entities will enter the market for interactive messaging services and interactive Internet communications in the near future.

        Our principal competitors in the interactive messaging services arena include providers of e-mail based services such as Axciom, Cyber Data Systems, Digital Impact, eGain, Email Channel, InfoBeat, Matchlogic, Mustang, Postmaster Direct, PostX, ReplyNet and RevNet. We also compete with Narrative Communication in the interactive advertising arena and with BroadVision, Intellipost and E-Care Group for one-to-one marketing. Additionally, we compete with traditional advertising, merchandising and direct marketing companies that use more conventional means of delivering information and marketing messages to consumers.

        We may experience additional competition from Internet service providers, advertising and direct marketing agencies and other large established businesses that enter the market for interactive messaging services. Companies such as America Online, Microsoft, IBM, Integrion, AT&T, Hewlett-Packard, Netscape Communications, Harte-Hanks Data Technology, ADVO, The Interpublic Group of Companies and Foote, Cone and Belding, which possess large, existing customer bases, substantial financial resources and established distribution channels, could develop, market or resell a number of messaging services. Such potential competitors may also choose to enter the market for messaging services by acquiring one of our existing competitors or by forming strategic alliances with such competitors. Either of these occurrences could harm our ability to compete effectively.

        Many of our current and potential competitors have longer operating histories, greater name recognition, larger customer bases, more diversified lines of products and services and significantly greater resources than we do. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers. In addition, many of our current or potential competitors have broad distribution channels that may be used to bundle competing products or services directly to end-users or purchasers. If such competitors bundle competing products or services for their customers, the demand for our products and services could substantially decline. As a result of the above factors, we cannot



                                       8.

assure you that we will compete effectively with current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.

RISKS OF TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS

        Our products and services are designed around current technical standards, and our revenues depend on continued industry acceptance of these standards. While we intend to provide compatibility with the most popular industry standards, widespread adoption of a proprietary or closed standard could prevent us from doing so. We cannot assure you that the standards on which our products and services are or will be based will be accepted by the industry. Nor can we assure you that products, services or technologies developed by others will not render our products and services noncompetitive or obsolete. If we are unable to respond to changing market conditions, technological developments, emerging industry standards or changing customer requirements, our business, financial condition and results of operations could be materially and adversely affected.

RISKS OF DEFECTS AND DEVELOPMENT DELAYS IN OUR PRODUCTS AND SERVICES

        Products and services based on sophisticated software and computing systems often encounter development delays. Our underlying software may contain hidden errors and failures when introduced or when usage increases. It is possible that we may experience delays in the development of the software and computing systems underlying our services. We cannot assure you that, despite testing that our clients and we conduct, we will locate errors if they occur. Nor can we assure you that we will not experience development delays. Either of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

OUR RISK OF CAPACITY CONSTRAINTS

        If the volume of messages that our systems process significantly increases, the capacity of our software or hardware could be strained. This could lead to slower response time or system failures. We have made and intend to continue to make substantial investments to increase our server capacity by adding new servers and upgrading our software as necessary. We cannot assure you, however, that our products and services will be able to meet the growing demand as the number of Web and Internet users increases. We also depend, as do our customers, on Web browsers, e-mail clients and Internet and online service providers for access to our services. Some users of our services have experienced difficulties due to system failures unrelated to our system, products or services. If we cannot effectively address these capacity constraints, our business, financial condition and results of operations could be materially and adversely affected.

OUR DEPENDENCE ON INCREASED USAGE AND STABILITY OF THE INTERNET

        The future of the Internet as a center for commerce will depend in significant part on the following factors:

        o Continued rapid growth in the number of households and commercial, educational and government institutions with access to the Internet;

        o       The level of usage by individuals;

        o The number and quality of products and services designed for use on the Internet; and

        o       Expansion of the Internet infrastructure.

        The degree to which e-mail will become a common method of communication depends on the extent that users increasingly prefer e-mail over traditional means of communication. The growth of e-mail also depends on widespread access to reliable and affordable e-mail services by individuals, businesses and other organizations. Because usage of the Internet as a medium for on-line exchange of information, advertising, merchandising and entertainment is a recent phenomenon, it is difficult to predict whether the number of users drawn to the Internet will continue to increase and whether any significant market for the Interactive Messaging Platform, or any substantial commercial use of the Internet, will develop. We cannot assure you that Internet usage patterns, and reliance on e-mail communication in particular, will continue to grow and will not decline as the newness of this method of communication wears off. It is also uncertain whether the cost of Internet access will decrease. If either the Internet or e-mail communication fails to achieve increased acceptance and does not become accessible to a



                                       9.

broad audience at moderate costs, the viability of Internet commerce and the market for our products and services will be jeopardized.

        The success of our business also depends on a significant expansion of the Internet infrastructure to provide adequate Internet access and proper management of Internet traffic. It also needs to be expanded to provide a substantial amount of public education to increase confidence in the integrity and security of Internet commerce. If the Internet infrastructure is not adequately expanded or managed, or if our products and services do not achieve sufficient market acceptance, then our business, financial condition and results of operations will be materially and adversely affected.

OUR RISK OF SYSTEMS FAILURES, SECURITY RISKS, AND LACK OF SUFFICIENT INSURANCE

        Risk of System Failures

        The success of our services also depends on our ability to protect our computer equipment and the information stored in our data centers against loss or damage. We must protect against system overloads, fire, power loss, telecommunications failures, unauthorized intrusion, infection by computer viruses and similar events. Our data centers and servers are currently located in San Diego, California. We cannot assure you that a system failure would not materially and adversely affect our ability to provide our products and services.

        Security Risks

        We currently retain highly confidential customer information in a secure database server that we believe is isolated from the Internet. We cannot assure you, however, that we will be able to prevent unauthorized individuals from gaining access to this database server. Any unauthorized access to our servers could result in the theft of confidential customer information, e-mail addresses and comprehensive transaction histories. If attempts to effect unauthorized transactions were to become widespread, we would be forced to devote substantial resources to counteracting such attempts. These efforts could result in a compromise of the system or the interruption of our ability to provide our products and services. Attempts to effect unauthorized transactions could result in adverse publicity for us and have a material adverse effect on our business, financial condition and results of operations. It is also possible that one of our employees could attempt to misuse confidential customer information, exposing us to liability. We use disclaimers and limitation of warranty provisions in our client agreements in an attempt to limit our liability to clients, including liability arising out of systems failure. However, we cannot guarantee that such provisions will be enforceable or will be effective in limiting our exposure to damage claims.

        Lack of Sufficient Insurance

        Although we carry insurance, which we believe to be adequate, the coverage it provides may not be adequate to compensate us for all losses that may occur. We are in the process of taking precautions to protect both our company and our customers from events that could interrupt delivery of our products and services or that could result in a loss of transaction or customer data. However, these measures will not eliminate a significant risk to our operations from a natural disaster or systems failure. We cannot guarantee that these measures would protect the company from an organized effort to inundate our servers with massive quantities of e-mail or other Internet message traffic which could overload our systems and result in a significant interruption of service. Our business interruption insurance would not fully compensate us for lost revenues, income, additional costs or increased costs that we would experience during the occurrence of any disruption of our computer systems. We cannot guarantee that we will be able to obtain sufficient coverage on reasonable terms or at all in the future.

UNCERTAINTIES RELATING TO OUR INTELLECTUAL PROPERTY RIGHTS

        We rely on a combination of the following to protect our proprietary rights:

        o       Trade secret laws;

        o       Copyright laws;

        o       Trademark laws;

        o       Nondisclosure agreements; and



                                      10.

        o       Other contractual provisions and technical measures.

        We cannot guarantee that these protections will adequately safeguard the proprietary software underlying our products and services. Nor can we guarantee that our agreements with employees, consultants and others who participate in the development of our software will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not become known. It is possible that competitors could develop functionally equivalent interactive messaging technologies without infringing any of our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or obtain and use products or technology that we consider proprietary. Third parties could also attempt to develop similar technology independently. In addition, not all countries have effective protection of intellectual property rights. We cannot guarantee that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

        We believe that Internet commerce technology providers may become increasingly subject to infringement claims as both the volume of Internet commerce and the number of products and service providers that support Internet commerce increase. On October 19, 1998, InfoBeat, Inc. filed a complaint against EPub in the Federal District Court for the District of Colorado, alleging infringement of a patent held by InfoBeat. The complaint seeks injunctive relief and unspecified damages. Although we believe that the complaint is without merit, this litigation could result in significant expense to us and could divert management's time and resources from other matters. In the event of an adverse ruling in such litigation, we may be required to pay substantial damages, discontinue certain services, pay significant royalties to InfoBeat or devote significant resources to developing alternative technologies. We cannot guarantee that additional infringement claims will not be filed against us in the future. Any such claims, with or without merit, could be time consuming, result in costly litigation, disrupt or delay the enhancement or shipment of our products and services or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable or favorable to us.

        We may also initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. In particular, on October 29, 1998, we filed a complaint in the Federal District Court in San Diego, California against InfoBeat. Our complaint alleges infringement of a patent held by us and seeks injunctive relief and unspecified damages. Patent litigation often gives rise to counterclaims by the defendants, which could include challenges to the validity of patents held by us. In the event of an adverse ruling in any such litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses for infringing technology. If we then fail to develop or license a substitute technology, our business, financial condition and results of operations could be materially and adversely affected.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

        There are currently few laws or regulations that directly apply to activities on the Internet. We believe that we are not currently subject to direct regulation by any government agency in the United States, other than regulations that are generally applicable to all businesses. A number of legislative and regulatory proposals are under consideration by federal and state lawmakers and regulatory bodies and may be adopted with respect to the Internet. Some of the issues that such laws or regulations may cover include user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the projected demand for our products and services or increase our cost of doing business. Moreover, the applicability to the Internet of existing U.S. and international laws governing issues such as property ownership, copyright, trade secret, libel, taxation and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on our business, results of operations, financial condition and prospects.

YEAR 2000 COMPLIANCE

        Many computer systems and software products are coded to accept only two-digit entries in date code fields. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in approximately one year, computer systems and/or software used by many companies may need to be upgraded to comply with "Year 2000" requirements. Although we believe



                                      11.

that our Interactive Messaging Platform is Year 2000 compliant, we cannot assure you that coding errors or other defects will not be discovered in the future and we have not yet undertaken a systematic effort to identify any Year 2000 compliance problems in the various components of the Interactive Messaging Platform. We believe that compliance testing will require approximately 200-300 man-hours, and intend to complete the testing in 1999. To date, we have incurred minimal expenses related to Year 2000 compliance, however, we expect to incur $150,000 to $250,000 of expenses in 1999 related to Year 2000 compliance.

        We rely on a number of software and communications systems provided by third parties to operate our Interactive Messaging Platform. Any of these could contain coding which is not Year 2000 compliant. These systems include server software used to operate our network servers, software controlling routers, switches and other components of our data network, disk management software used to control our data disk arrays, firewall, security, monitoring and back-up software used by us, as well as desktop PC applications software. In each case, we employ widely available software applications from leading third party vendors, and expect that such vendors will provide any required upgrades or modifications in a timely fashion. However, if any third party software suppliers fail to provide Year 2000 compliant versions of the software, our operations, including the Interactive Messaging Platform, could be disrupted.

        Year 2000 compliance problems could also undermine the general infrastructure necessary to support our operations. For instance, we depend on third-party Internet service providers (known as "ISPs") to provide connections to the Internet and to our customers' information systems. Any interruption of service from our ISPs could result in a temporary interruption of our interactive messaging and other services. We have attempted to address this risk by obtaining the same service capacity from multiple ISPs. In addition, we rely on a third-party data center to house some of our servers and communications systems. Any interruption in the security, access, monitoring or power systems at the third-party data center could result in an interruption of our services. Moreover, it is difficult to predict what effects Year 2000 compliance problems will have on the integrity and stability of the Internet. If businesses and consumers are not able to reliably access the Internet, the demand for our services could decline, resulting in an adverse impact to our business, financial condition and results of operations.

        Our operations could also be adversely affected if our customers fail to ensure that their software systems are Year 2000 compliant. The Interactive Messaging Platform is designed to interface with customer databases and communications systems to retrieve relevant information from customers' electronic commerce systems or customer databases and to allow customers to independently control certain features of the service including the content of transmitted messages. We cannot assess or control the degree of Year 2000 compliance in our customers' information systems. Disruptions in the information systems of significant customers could temporarily prevent such customers from accessing or using the Interactive Messaging Platform, which could materially affect our operating results. To address the risk of disruptions in customer information systems, we have designed the Interactive Messaging Platform to include redundant manual control features which can be used by such customers. Nevertheless, certain customers may elect to discontinue use of our interactive messaging services until their internal information technology problems have been alleviated, which would adversely affect our business, financial condition and results of operations. The spending patterns of current or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or update their systems for Year 2000 compliance. Because of these expenditures, our customers may have less money available to pay for our services, which could have a material adverse affect on our business, financial condition and results of operations.



                                      12.

                             SELLING SECURITYHOLDERS

        We are registering for resale certain shares of MessageMedia common stock, including shares of MessageMedia common stock issuable upon exercise of certain warrants. The following table sets forth (i) the name of the Selling Securityholders, (ii) the number and percent of shares of MessageMedia common stock that the Selling Securityholders beneficially owned prior to the offering for resale of any of the shares of MessageMedia common stock being registered hereby, (iii) the number of shares of MessageMedia common stock that may be offered for resale for the account of the Selling Securityholders pursuant to this Prospectus (the "Resale Shares"), and (iv) the number and percent of shares of MessageMedia common stock to be held by the Selling Securityholders after the offering of the Resale Shares (assuming all of the Resale Shares are sold by the Selling Securityholders). The term "Selling Securityholder" includes the securityholders listed below.

                                         SHARES BENEFICIALLY OWNED                      SHARES BENEFICIALLY OWNED
                                             PRIOR TO OFFERING            NUMBER OF            AFTER OFFERING(2)
                                         -------------------------      SHARES BEING    -------------------------
SELLING SECURITYHOLDERS(1)                 NUMBER       PERCENT(3)        OFFERED         NUMBER      PERCENT(3)
---------------------------              ----------     ----------      ------------     ----------   ----------
Andrew C. Currie (4)...................   1,819,795         4.5%         1,819,795                0        --
Brian P. Makare (5)....................     992,616         2.5%           992,616                0        --
Bradley A. Feld (6)....................  11,568,391        28.7%           496,308       11,072,083       27.5%
SOFTVEN No. 2 Investment
    Enterprise Partnership.............     879,488         2.2%           879,488                0        --
Dan Lynch..............................     255,665         1.0%           255,665                0        --
John Strauss...........................     191,748          *             191,748                0        --
WHP Family Limited Partnership.........      63,916          *              63,916                0        --
Catalyst Infotech Development
    Fund, L.P..........................     597,227         1.5%           597,227                0        --
Grandhaven L.L.C.......................      49,765          *              49,765                0        --
Hexagon Investments L.L.C..............      49,765          *              49,765                0        --
Labyrinth Enterprises L.L.C............      49,765          *              49,765                0        --
Legacy Enterprises L.L.C...............      49,765          *              49,765                0        --
Athena West............................      60,830          *              31,518           29,320         *
Business Plan Associates...............      23,455          *              23,455                0        --
Thomas Bartel..........................      10,443          *              10,443                0        --
Alan Welty.............................       9,894          *               9,894                0        --
Intensity Channels, Inc................       4,947          *               4,947                0        --
Dan Diehkoff...........................       6,596          *               6,596                0        --
Clifton Management & Trading...........       8,075(7)       *               8,075(7)             0        --
Seth Antine............................      25,500(7)       *              25,500(7)             0        --
American Friends of Tifereth
    Tiberias Institutions..............       8,500(7)       *               8,500(7)             0        --
Bodenheimer Foundation.................       4,250(7)       *               4,250(7)             0        --
Congregation Ahavas Tzedakah
    Vechesed...........................      47,600(7)       *              47,600(7)             0        --
Friends of Kiryat Meor Chaim Inc.......       6,375(7)       *               6,375(7)             0        --
The Jerusalem Fund Inc.................       4,250(7)       *               4,250(7)             0        --
Irwin Katsof...........................       1,700(7)       *               1,700(7)             0        --
Keren M Y C B Elias Foundation Inc.....       5,500(7)       *               5,500(7)             0        --



                                      13.

                                        SHARES BENEFICIALLY OWNED                      SHARES BENEFICIALLY OWNED
                                            PRIOR TO OFFERING            NUMBER OF            AFTER OFFERING(2)
                                        -------------------------      SHARES BEING    -------------------------
SELLING SECURITYHOLDERS(1)                NUMBER       PERCENT(3)        OFFERED         NUMBER      PERCENT(3)
---------------------------             ----------     ----------      ------------     ----------   ----------
Ohr Somayach Tanenbaum
    Educational ......................       2,125(7)       *               2,125(7)             0        --
Reuvain and Gail Lea Schepansky.......       2,125(7)       *               2,125(7)             0        --
Shekel Hakodesh.......................       5,100(7)       *               5,100(7)             0        --
Yeshiva of Telshe Alumni..............       4,250(7)       *               4,250(7)             0        --
Jerome Bloom..........................       2,125(7)       *               2,125(7)             0        --
Wolowitz Pension Fund.................       6,375(7)       *               6,375(7)             0        --
Shor Yoshuv Building Fund.............       2,125(7)       *               2,125(7)             0        --
Isaac Weiss...........................       4,250(7)       *               4,250(7)             0        --
Huberfeld Bodner Family Foundation....     340,000(7)      1.0%           340,000(7)             0        --
Millenco, L.P.........................     151,300(7)       *             151,300(7)             0        --
Connie Lerner.........................      17,000(7)       *              17,000(7)             0        --
Philip Huberfeld......................      17,000(7)       *              17,000(7)             0        --
Rita Folger...........................      17,000(7)       *              17,000(7)             0        --
Harry Adler...........................      17,000(7)       *              17,000(7)             0        --
Murray Huberfeld/David Bodner
    Partnership.......................      55,250(7)       *              55,250(7)             0        --
DBI, L.L.C............................     478,844(8)      1.2%           478,844(8)             0        --
Derek Scruggs.........................     104,862(8)       *             104,862(8)             0        --
Illinois Development Finance..........      56,476(8)       *              56,476(8)             0        --
Authority..........................
John Stafford.........................      21,611(8)       *              21,611(8)             0        --
Anthony O. Brown......................      21,938(8)       *              21,938(8)             0        --
Marshall Toplansky....................      12,463(8)       *              12,463(8)             0        --
Scott Musser..........................       3,806(8)       *               3,806(8)             0        --
Silicon Valley Bank...................      25,564(9)       *              25,564(9)             0        --


---------------------

* less than 1%

(1) This table is based upon information supplied to us by the Selling Securityholders.

(2)     Assumes the sale of all of the Resale Shares.

(3) Applicable percentage of ownership is based on 40,322,890 shares of MessageMedia common stock issued and outstanding on January 20, 1999, adjusted as required by rules promulgated by the SEC.

(4)     Mr. Currie is the Vice President of Product Development of MessageMedia.

(5)     Mr. Makare is the Vice President of Engineering of MessageMedia.

(6) Mr. Feld is the Co-Chairman of the Board of MessageMedia. Includes 10,560,349 shares held of record by SOFTBANK Technology Ventures IV, 15,426 shares held of record by SOFTBANK Technology Advisors Fund and 496,308 shares held by Mr. Feld. Mr. Feld is the Managing Director of SOFTBANK Technology Ventures IV and SOFTBANK Technology Advisors Fund and disclaims beneficial ownership of the shares held by such entities except to the extent of his pro rata partnership interest.

(7) Represents warrants exercisable for the same number of shares of MessageMedia common stock at an exercise price of $1.00 per share.

(8) Includes for (i) DBI, L.L.C., warrants to purchase 171,016 shares of MessageMedia common stock at an exercise price of $6.00 and 171,016 shares of MessageMedia common stock at $8.00; (ii) Derek Scruggs, warrants to purchase 37,451 shares of MessageMedia common stock at an exercise price of $6.00 and 37,451 shares of MessageMedia common stock at $8.00; (iii) Illinois Development Finance Authority warrants to purchase 20,170 shares of MessageMedia common stock at an exercise price of $6.00 and 20,170 shares of



                                      14.

        MessageMedia common stock at $8.00; (iv) John Stafford, warrants to purchase 7,718 shares of MessageMedia common stock at an exercise price of $6.00 and 7,718 shares of MessageMedia common stock at $8.00; (v) Anthony O. Brown, warrants to purchase 7,835 shares of MessageMedia common stock at an exercise price of $6.00 and 7,835 shares of MessageMedia common stock at $8.00; (vi) Marshall Toplansky warrants to purchase 4,451 shares of MessageMedia common stock at an exercise price of $6.00 and 4,451 shares of MessageMedia common stock at $8.00; and
        (vii) Scott Musser warrants to purchase 1,359 shares of MessageMedia common stock at an exercise price of $6.00 and 1,359 shares of MessageMedia common stock at $8.00.

(9) Represents a warrant exercisable for 25,564 shares of MessageMedia common stock at an exercise price of $0.39 per share.

                              PLAN OF DISTRIBUTION

        The Resale Shares may be sold from time to time by the Selling Securityholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Securityholders may offer their Resale Shares in one or more of the following transactions:

        o On any national securities exchange or quotation service on which the MessageMedia common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

        o       In the over-the-counter market;

        o       In private transactions;

        o       Through options;

        o       By pledge to secure debts or other obligations; or

        o       A combination of any of the above transactions.

        The Selling Securityholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders. The Selling Securityholders and any broker-dealers that participate in the distribution may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on any resale of the Resale Shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to MessageMedia's common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of shares of MessageMedia common stock by the Selling Securityholders or any such other person.

        We will make copies of this Prospectus available to the Selling Securityholders and have informed the Selling Securityholders of the need for delivery of a copy of this Prospectus to each purchaser of the Resale Shares prior to or at the time of any sale of the Resale Shares.

        The Selling Securityholders will pay all underwriting discounts, commissions, transfer taxes and other expenses associated with the sale of the Resale Shares by them. We will pay all costs and expenses associated with the registration of the Resale Shares. We estimate that our expenses in connection with this offering will be approximately $34,850.00.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of any of the Resale Shares by the Selling Securityholders. All proceeds from the sale of the Resale Shares will be for the accounts of the Selling Securityholders.



                                      15.

                                  LEGAL MATTERS

        The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Diego, California.

                                     EXPERTS

  Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 1997, as set forth in their report, which is incorporated in this prospectus by reference. Our financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.


                                      16.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

   Registration Fee.....................   $   14,850
   Legal fees and expenses..............   $   10,000
   Accounting fees and expenses.........   $   10,000
                                           ----------
             Total......................   $   34,850
                                           ==========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

        Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor
 . . . [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery and such other court shall deem proper."

        Article Ten of the Company's Certificate of Incorporation states that to the fullest extent permitted by DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

        Article V of the Registrant's Bylaws provides that the Company may indemnify each person who is or was a director of the Company to the full extent permitted by the DGCL. Such Article also provides that the Registrant may, but is not required to, indemnify its employees and agents (other than directors and officers) to the extent and in the manner permitted by the DGCL.

        The Registrant has entered into an indemnification agreement with each of its directors and officers and intends to maintain insurance for the benefit of its directors and officers insuring such persons against certain liabilities, including liabilities under the securities laws.



                                      II-1.

ITEM 16. EXHIBITS

        a)      EXHIBITS.

     EXHIBIT
      NUMBER                      DESCRIPTION OF DOCUMENT
     -------                      -----------------------
      *3.1         Registrant's   Amended  and   Restated   Certificate   of
                   Incorporation.

      *3.2         Registrant's Bylaws.

     **3.3         Registrant's  Certificate  of  Amendment  of Amended  and
                   Restated Certificate of Incorporation.

      +5.1         Opinion of Cooley Godward LLP.

      23.1         Consent of Ernst & Young LLP.

      23.3         Consent of Cooley Godward LLP. Reference is made to Exhibit
                   5.1.

      24.1         Power of Attorney. Reference is made to page II-4.

------------

* Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No. 333-14573) and incorporated herein by reference.

** Filed as an exhibit to Registrant's Current Report Form 8-K, filed on December 23, 1998, and incorporated herein by reference.

+       To be filed by amendment.

ITEM 17. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

                (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) to include any prospectus required by section
                10(a)(3) of the Securities Act of 1933;

                        (ii) to reflect in the prospectus any facts or events
                arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (iii) to include any material information with respect
                to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;



                                     II-2.

                (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                     II-3.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 21st day of January 1999.

                                       MESSAGEMEDIA, INC.

                                       By: /S/  Bert C. Klein
                                          --------------------------------------
                                          Bert C. Klein
                                          Vice President of Finance and
                                          Administration and Chief Financial
                                          Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith S. Kendrick, Bert C. Klein and Lewis H. Silverberg as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURE                              TITLE                           DATE
            ---------                              -----                           ----
/S/ Keith S. Kendricku                  President                            January 21, 1999
---------------------------------
Keith S. Kendrick


/S/ Bert C. Klein                       Vice President of Finance and        January 21, 1999
------------------------------------    Administration and Chief
Bert C. Klein                           Financial Officer


/S/ Lewis H. Silverberg                 Secretary                            January 21, 1999
---------------------------------
Lewis H. Silverberg


/S/ Bradley A. Feld                     Co-Chairman of the Board of          January 21, 1999
------------------------------------    Directors
Bradley A. Feld


/S/ Ronald D. Fisher                    Co-Chairman of the Board of          January 21, 1999
---------------------------------       Directors
Ronald D. Fisher


/S/ Pamela H. Patsley                   Director                             January 21, 1999
---------------------------------
Pamela H. Patsley


/S/ Gary E. Rieschel                    Director                             January 21, 1999
---------------------------------
Gary E. Rieschel


/S/ Lee H. Stein                        Director                             January 21, 1999
---------------------------------
Lee H. Stein



                                     II-4.

                                INDEX TO EXHIBITS

       EXHIBIT
        NUMBER                    DESCRIPTION OF DOCUMENT
       -------                    -----------------------
        *3.1    Registrant's Amended and Restated Certificate of Incorporation.

        *3.2    Registrant's Bylaws.

       **3.3    Registrant's Certificate of Amendment of Amended and Restated
                Certificate of Incorporation.

        +5.1    Opinion of Cooley Godward LLP.

        23.1    Consent of Ernst & Young LLP.

        23.3    Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

        24.1    Power of Attorney. Reference is made to page II-4.


------------

* Filed as an exhibit to Registrant's Registration Statement on Form S-1 (No. 333-14573) and incorporated herein by reference.

** Filed as an exhibit to Registrant's Current Report Form 8-K, filed on December 23, 1998, and incorporated herein by reference.

+       To be filed by amendment.